UNISOURCE ENERGY CORPORATION
EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE


                                                        Three Months Ended
                                                             March 31,
                                                         1999        1998
                                                        ------      ------
                                                     - Thousands of Dollars -
                                                     (except per share data)

BASIC EARNINGS PER SHARE:

 Net Loss                                              $(5,528)    $(7,035)

 Average Shares of Common Stock Outstanding             32,287      32,139
                                                      ---------    --------

Basic Loss Per Share                                   $ (0.17)    $ (0.22)
                                                      =========    ========


DILUTED EARNINGS PER SHARE:

 Net Loss                                              $(5,528)    $(7,035)

 Average Shares of Common Stock Outstanding             32,287      32,139
 Effect of Dilutive Securities:
  Warrants                                                   -           -
  Options                                                    -           -
                                                      ---------    --------
 Total Shares                                           32,287      32,139
                                                      ---------    --------

Diluted Loss Per Share                                 $ (0.17)    $ (0.22)
                                                      =========    ========

     4.6 million of the 7.6 million warrants outstanding are exercisable into TEP common stock. However, the dilutive effect is the same as it would be if the warrants were exercisable into UniSource Energy Common Stock.